Exhibit (a)(5)(G)
UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF
COX RADIO, INC.
     The undersigned, being all of the members of the Board of Directors of Cox Radio, Inc., a Delaware corporation (the “Corporation”), by this consent in writing, pursuant to the provisions of Section 141(f) of the Delaware General Corporation Law, do hereby waive all notice of the time, place and purposes of a meeting of the Board of Directors of the Corporation (the “Board”) and consent to the adoption of the following preambles and resolutions with the same force and effect as if they had been adopted at a duly convened meeting of the Board.
     WHEREAS, Cox Enterprises, Inc. (“CEI”) has proposed to acquire all issued and outstanding Class A common stock of the Corporation not currently held by CEI through its subsidiaries for cash pursuant to a tender offer followed by a short-form merger (the “CEI Proposal”);
     WHEREAS, CEI, directly or indirectly, beneficially owns approximately 17.3% of the outstanding shares of Class A Common Stock and 100% of the outstanding shares of Class B Common Stock of the Corporation;
     WHEREAS, CEI has communicated to the Corporation that CEI is not interested in selling its shares in the Corporation and will not consider any strategic transaction involving the Corporation other than the CEI Proposal;
     WHEREAS, James C. Kennedy, G. Dennis Berry and Jimmy W. Hayes each serves as a Director of the Corporation and also serves as an officer of CEI;
     WHEREAS, Robert F. Neil serves as the president and chief executive officer of the Corporation and Marc W. Morgan serves as the Executive Vice President and Chief Operating Officer of the Corporation;
     WHEREAS, Nicholas D. Trigony has served as an officer of the predecessor to Cox Media Group, Inc., an indirect wholly-owned subsidiary of CEI;
     WHEREAS, the Board has unanimously determined that Juanita P. Baranco and Nick W. Evans, Jr. are not affiliated or associated with CEI; and
     WHEREAS, in light of potential conflicts of interest, the Board deems it advisable and in the best interests of the Company and its stockholders, including the Corporation’s public stockholders (i.e., stockholders other than CEI and its affiliates), to establish a special committee consisting of independent and disinterested directors of the Board who are not members of the Corporation’s management and who are not or who have not been affiliated or associated with CEI or its subsidiaries or other affiliates (other than the Corporation), to fulfill the obligations of the Board to review and evaluate the CEI Proposal under applicable Delaware and federal law, including the United States securities laws, and to take such other action with respect to the CEI Proposal as shall be authorized in the following resolutions;

     NOW, THEREFORE, BE IT, AND IT HEREBY IS, RESOLVED, that pursuant to Section 141(c)(2) of the Delaware General Corporation Law and Article V, Section 1 of the Corporation’s Amended and Restated Bylaws (the “Bylaws”), the Board hereby (i) establishes a special committee of the Board, effective as of the date hereof (the “Special Committee”), (ii) appoints Juanita P. Baranco and Nick W. Evans, Jr. to serve as the members of the Special Committee so long as the Special Committee shall exist or until such Special Committee member’s resignation, and (iii) delegates exclusively to the Special Committee the power and authority of this Board, to the fullest extent permitted by applicable law and the Bylaws, to take actions with respect to the consideration, negotiation, rejection or endorsement of the terms and conditions of the CEI Proposal, or any modification, variation, or supplement of such terms and conditions, such power and authority of the Special Committee to include without limitation: (1) the exclusive power and authority on behalf of the Corporation to approve the forms of all requisite documentation responding to or relating to the CEI Proposal, including without limitation, a Schedule 14D-9 and any amendments thereto to be filed with the Securities and Exchange Commission; (2) the exclusive power and authority to make recommendations (whether favorable, unfavorable or neutral) on behalf of the Board to the Corporation’s public stockholders (i.e., stockholders other than CEI and its affiliates) with respect to the CEI Proposal; and (3) the exclusive power and authority to review, analyze, evaluate, monitor and exercise general oversight of all proceedings and activities of the Corporation related to the CEI Proposal;
     RESOLVED, FURTHER, that, in light of the fact that CEI has communicated to the Corporation that CEI is not interested in selling its shares in the Corporation and will not consider any strategic transaction involving the Corporation other than the CEI Proposal, the Special Committee shall not be empowered or authorized to initiate, solicit or accept alternative proposals from third parties (i.e., parties other than CEI and its affiliates) with respect to the acquisition of any of the assets or of the capital stock of the Corporation;
     RESOLVED, FURTHER, that the Special Committee is hereby authorized and empowered to retain at the Corporation’s reasonable expense such independent financial and legal advisors, as well as such other consultants, agents or experts, it determines are necessary or appropriate to assist and advise it in performing its responsibilities and duties as delegated by the Board, and to request that such advisors, consultants, agents and experts perform such services and render such opinions as may be necessary or appropriate for the Special Committee to discharge its duties as delegated by the Board of Directors;
     RESOLVED, FURTHER, that any member of the Special Committee is hereby authorized and empowered, following authorization by the Special Committee, to enter into, execute and deliver such contracts providing for the retention, compensation, reimbursement of expenses and indemnification of such legal counsel, financial advisors, consultants, agents and experts as the Special Committee may deem necessary or appropriate, and that the Corporation is hereby authorized and directed to pay all reasonable fees, expenses and disbursements of such legal counsel, financial advisors, consultants, agents and experts on presentation of statements approved by the Special Committee, and that the Corporation shall pay all reasonable fees, expenses and disbursements of such legal counsel, financial advisors, consultants, agents and experts and shall honor all other obligations of the Corporation under such contracts;

     RESOLVED, FURTHER, that the officers, employees, advisers and agents of the Corporation are hereby directed to cooperate fully with and assist the Special Committee, each member thereof, and any of their advisors, consultants, agents, experts, counsel and designees, including by attending meetings and discussions with the Special Committee, at the request of the Special Committee, and by providing to the Special Committee, each member thereof, and any of their advisors, consultants, agents, experts, counsel and designees, such business, financial and other information and materials, including, without limitation, the books, records, projections and financial statements of the Corporation, including any documents, reports or studies pertaining to the CEI Proposal, as may be useful or helpful in the discharge of the Special Committee’s duties or as may be determined by the Special Committee, or any member thereof, to be appropriate or advisable in connection with the discharge of the duties of the Special Committee and each of its members;
     RESOLVED, FURTHER, that each member of the Special Committee shall receive (i) a one-time fee of $35,000, for each such member’s services on the Special Committee, which fee is to be paid by the Corporation within five (5) business days after the date hereof, and (ii) $1,000 per meeting of the Special Committee;
     RESOLVED, FURTHER, that the Corporation shall reimburse funds to the members of the Special Committee for any and all reasonable fees, expenses or disbursements incurred by such members in connection with their service on the Special Committee;
     RESOLVED, FURTHER, that any and all lawful prior actions taken between March 23, 2009 and the date hereof by the Special Committee which would have been authorized by these resolutions if such prior actions were taken after the date hereof are severally authorized, ratified, confirmed, approved and adopted;
     RESOLVED, FURTHER, that the Corporation shall indemnify the Special Committee and each of its members to the fullest extent permitted under applicable law, the Corporation’s Amended and Restated Certificate of Incorporation (as amended by the Certificate of Amendment) and the Bylaws, with respect to any claims asserted or threatened against the Special Committee or its members arising from or relating to any such member’s role on the Special Committee, the CEI Proposal, or the discharge of the duties set forth in these resolutions, and that the Corporation shall promptly advance all reasonable fees, costs and expenses (including attorneys’ fees) incurred by the Special Committee or its members with respect to any or all such claims; and
     RESOLVED, FURTHER, that this Unanimous Written Consent may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent of the Board of Directors of Cox Radio, Inc. as of the 31st day of March, 2009.

/s/ James C. Kennedy
James C. Kennedy

/s/ G. Dennis Berry
G. Dennis Berry

/s/ Juanita P. Baranco
Juanita P. Baranco

/s/ Nick W. Evans, Jr.
Nick W. Evans, Jr.

/s/ Jimmy W. Hayes
Jimmy W. Hayes

/s/ Marc W. Morgan
Marc W. Morgan

/s/ Robert F. Neil
Robert F. Neil

/s/ Nicholas D. Trigony
Nicholas D. Trigony